                          Exhibit F

25 Research Drive, Westborough, Massachusetts 01582
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               January 3, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:     File No. 70-9673

Dear Commissioners:

     National Grid USA Service Company, Inc. filed a Statement on Form U-1 with your Commission dated April 28, 2000, and Amendments No. 1 and 2 dated June 22, 2000 and December 29, 2000, respectively (the Statement), requesting, among other things, authorization for a distributive dividend and return of capital in order to reduce the equity in the Service Company.

     No approval of any state or other Federal commission is necessary to take these actions other than that of the Securities and Exchange Commission.
Based upon the foregoing, and subject to appropriate action by your Commission under the Act, it is my opinion that, in the event the proposed transactions are consummated in accordance with the Statement,

     (a)All state laws applicable to the proposed transactions will have been complied with;

     (b)The Service Company will be duly organized and validly existing;

     (c)National Grid USA will legally acquire the dividend;

     (d)The consummation of the proposed transaction will not violate the legal rights of the holders of any securities of the Service Company or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the statement on Form U-1, as amended, filed with the Securities and Exchange Commission with reference to the proposed transactions.

               Very truly yours,

               s/ Kirk L. Ramsauer

               Kirk L. Ramsauer
               Deputy General Counsel


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